Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 18, 2013, relating to the consolidated financial statements and financial statement schedule of Inteliquent, Inc. (formerly known as Neutral Tandem, Inc.) and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2012.

/s/ Deloitte and Touche LLP

Chicago, Illinois

September 30, 2013